EXECUTION

GUGGENHEIM FUNDS

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

THIS AGREEMENT is made as of December 15, 2025, by and between each investment company referenced on the signature page hereto (each a “Fund”, collectively the “Funds”), and The Bank of New York Mellon, a New York banking organization (“BNY”). BNY and the Funds are collectively referred to as the “Parties” and individually as a “Party”. This Agreement shall be effective on December 15, 2025 or on such other date as the Funds and BNY may agree in writing (the “Effective Date”).

W I T N E S S E T H :

WHEREAS, each Fund is an investment company registered under the Investment Company Act of 1940, as amended; and

WHEREAS, each Fund desires to retain BNY to provide for the Funds and portfolios identified on Exhibit A hereto (each, a “Series”) the services described herein, and BNY is willing to provide such services, all as more fully set forth below;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1. Definitions.

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Authorized Person” shall mean each person, whether or not an officer or an employee of a Fund, duly authorized to execute this Agreement and to give Instructions on behalf of such Fund as set forth in Exhibit B hereto and each Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by BNY and the applicable Fund.

From time to time each Fund may deliver a new Exhibit B to add or delete any person and BNY shall be entitled to rely on the last Exhibit B actually received by BNY.

“BNY Affiliate” shall mean any office, branch or subsidiary of The Bank of New York Mellon Corporation.

“Board” shall mean a Fund’s board of directors, board of trustees, general partner or manager, as applicable.

“Confidential Information” shall have the meaning given in Section 21 below.

“Contract Year” shall mean the period of twelve (12) months starting on the Effective Date and successive periods of twelve (12) months thereafter for the remainder of the term of this Agreement.

“Custody Agreement” shall mean that certain Custody Agreement, dated as of December 15, 2025, by and between BNY and each of the Funds.

“Documents” shall mean such documents, including but not limited to, Board resolutions, including resolutions of the Fund’s Board authorizing the execution, delivery and performance of this Agreement by the Fund, and opinions of outside counsel, as BNY may reasonably request from time to time, in connection with its provision of services under this Agreement.

“Instructions” shall mean Oral Instructions or written communications actually received by BNY by S.W.I.F.T., tested telex, email, letter, facsimile transmission or other method or system specified by BNY as available for use in connection with the services hereunder, from an Authorized Person or person believed in good faith to be an Authorized Person.

“Investment Adviser” shall mean the entity identified by a Fund to BNY as the entity having investment responsibility with respect to the Fund.

“Key Personnel” shall mean the designated primary relationship individual and service individual assigned to the Funds as of the Effective Date.

“Net Asset Value” shall mean the per share value of a Fund, calculated in the manner described in the Fund’s Offering Materials and the Fund’s and its valuation designee’s current valuation policies pursuant to Rule 2a-5 under the 1940 Act as provided by or on behalf of the Fund to BNY.

“Offering Materials” shall mean a Fund’s currently effective prospectus and most recently filed registration statement with the SEC relating to shares of the Fund.

“Oral Instructions” shall mean oral instructions received by BNY under permissible circumstances agreed by the Funds and BNY, in such a manner and in accordance with such testing and authentication procedures as the Parties shall agree upon from time to time, and reasonably believed by BNY to be an Authorized Person.

“Organizational Documents” shall mean certified copies of a Fund’s articles of incorporation, certificate of incorporation, certificate of formation or organization, certificate of limited partnership, declaration of trust, trust instrument, bylaws, limited partnership agreement, memorandum of association, limited liability company agreement, operating agreement, confidential offering memorandum, material contracts, Offering Materials, SEC exemptive orders relied upon by a Fund, required filings or similar documents of formation or organization, as applicable, delivered to and received by BNY.

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

“Shares” means the shares of beneficial interest of any Series or class of a Fund.

“TA Agreement” shall mean that certain Transfer Agency and Shareholder Services Agreement, dated as of December 15, 2025, by and between BNY Mellon Investment Servicing (US) Inc. and certain of the Funds.

2. Appointment.

Each Fund hereby appoints BNY as its agent for the term of this Agreement to perform the services described herein (“Services”). BNY hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

3. Representations and Warranties; Covenants.

(a) Each Fund hereby represents and warrants to BNY, which representations and warranties shall be deemed to be continuing, that:

I.  It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this

Agreement and to perform its obligations hereunder;

II. This Agreement has been duly authorized, executed and delivered by such Fund in accordance with all requisite action of the Board and constitutes a valid and legally binding obligation of such Fund, enforceable in accordance with its terms;

III. The Fund’s Investment Adviser is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification;

IV. It is conducting its business in material compliance with all applicable laws and regulations, both state and federal, has made and will continue to make all necessary filings including tax filings and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement;

V. The method of valuation of securities and the method of computing the Net Asset Value shall be as set forth in the Offering Materials of the Fund and the Fund’s and its valuation designee’s pricing policies and procedures adopted pursuant to Rule 2a-5 and provided to BNY. To the extent the performance of any services described in Schedule I attached hereto by BNY in accordance with the then effective Offering Materials for the Fund would violate any applicable laws or regulations, the Fund shall notify BNY in writing and thereafter shall either furnish BNY with the appropriate values of securities, Net Asset Value or other computation, as the case may be, or instruct BNY in writing to value securities and/or compute Net Asset Value or other computations in a manner the Fund specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Fund that the same is consistent with all applicable laws and regulations and with its Offering Materials, all subject to confirmation by BNY as to its capacity to act in accordance with the foregoing;

VI. The terms of this Agreement and the fees and expenses associated with this Agreement and any benefits accruing to BNY or to the Investment Adviser or sponsor of the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, upfront payments, signing payments or periodic payments made or to be made by BNY to such Investment Adviser or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board of the Fund and that, if required by applicable law, such Board has approved or will approve the terms of this Agreement, any such fees and expenses and any such benefits;

VII. Each person named on Exhibit B hereto is duly authorized by such Fund to be an Authorized Person hereunder;

VIII. Without limiting the provisions of Section 21 below, the Fund shall treat as confidential the terms and conditions of this Agreement relating to fees and shall not disclose nor authorize disclosure thereof to any other person, except (i) to its employees, regulators, examiners, internal and external accountants, auditors and counsel, (ii) for a summary description of this Agreement in the Offering Materials, (iii) to any other person when required by applicable law, a court order or legal process, (iv) as agreed in writing by BNY or (v) whenever advised by its counsel that it would be liable for a failure to make such disclosure. The Fund shall instruct its employees, regulators, examiners, internal and external accountants, auditors and counsel who may be afforded access to such information of the Fund’s obligations of confidentiality hereunder;

IX. The Fund shall, if it is permitted to do so under applicable law, promptly notify BNY in writing of any and all legal or regulatory proceedings or securities investigations filed or commenced against the Fund or the Board that might materially adversely impact a Fund’s ability to perform its obligations hereunder; and

X. The Fund acknowledges, for itself and its users, that certain information provided by BNY on its websites may be protected by copyrights, trademarks, service marks and/or other intellectual property rights, and as such, agrees that all such information provided is for the sole and exclusive use of the Fund and its users. Certain information provided by BNY is supplied to BNY pursuant to third party licensing agreements which restrict the use of such information and protect the proprietary rights of the appropriate licensor (“Licensor”) with respect to such information. Therefore, the Fund, on behalf of itself and its users, further agrees not to disclose, disseminate, reproduce, redistribute or republish information provided by BNY on its websites in any way not contemplated by this Agreement without the express written permission of BNY and the Licensor. (Licensor permission to be obtained by BNY prior to BNY providing its permission.)

(b) BNY hereby represents and warrants to the Funds, which representations and warranties shall be deemed to be continuing, that:

I. It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

II. This Agreement has been duly authorized, executed and delivered by BNY in accordance with all requisite corporate action and constitutes a valid and legally binding obligation of BNY, enforceable in accordance with its terms; and

III. It is conducting its business in material compliance with laws and regulations applicable to BNY in its capacity as a service provider hereunder, including both state and federal, has made and will continue to make all necessary filings including tax filings and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no provision of its organizational documents, nor of any contract which would prohibit its execution or performance of this Agreement;

IV. BNY shall, if it is permitted to do so under applicable law, regulation or by the applicable regulatory or governmental authority, promptly notify the Fund in writing of any and all legal or regulatory proceedings or investigations filed or commenced against BNY that have a materially adverse impact on BNY’s ability to perform its obligations hereunder;

V. BNY has and will continue to have access to the necessary facilities, equipment and personnel with suitable training, education, experience and skill to perform the services under this Agreement.

4. Delivery of Documents.

Each Fund shall promptly provide, deliver or cause to be delivered from time to time to BNY the Fund’s Organizational Documents, Documents and other materials used in the distribution of Shares and all amendments thereto as may be necessary for BNY to perform its duties hereunder. BNY shall not be deemed to have notice of any information (other than information supplied by BNY) contained in such Organizational Documents, Documents or other materials until they are actually received by BNY.

5. Matters Regarding BNY.

(a) Subject to the direction and control of each Fund’s Board and the provisions of this Agreement, BNY shall provide to each Fund the administrative services and the valuation and computation services listed on Schedule I attached hereto.

(b) If a Fund seeks to have BNY provide Loan Administration Services (as defined in Schedule II attached hereto), the delivery of such Loan Administration Services shall be subject to the terms and conditions set forth in this Agreement and those included in Schedule II.

(c) In performing hereunder, BNY shall provide, at its expense, office space, facilities, equipment and personnel necessary to provide its services hereunder.

(d) BNY shall not provide any services relating to the management, investment advisory or sub-advisory functions of any Fund, distribution of shares of any Fund, maintenance of any Fund’s financial records other than specifically provided in this Agreement or other services normally performed by the Funds’ respective counsel or independent auditors and the services provided by BNY do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of a Fund or any other person, and each Fund acknowledges that BNY does not provide public accounting or auditing services or advice and will not be making any tax filings, or doing any tax reporting on its behalf, other than those specifically agreed to hereunder. The scope of services provided by BNY under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to a Fund, unless the Fund and BNY expressly agree in writing to any such increase in the scope of services. BNY agrees that any new fees and/or expenses to be charged to the Funds that are related to any changes to the services required by any new or revised regulatory or other requirements shall be agreed upon in advance.

(e) Each Fund shall cause its officers, advisors, sponsor, distributor, legal counsel, independent auditors and accountants, transfer agent and any other service providers to cooperate with BNY and to provide BNY, upon its reasonable request, with such information, documents and advice relating to such Fund as is within the possession or knowledge of such persons, and which in the opinion of BNY, is reasonably necessary in order to enable BNY to perform its duties hereunder. In connection with its duties hereunder, BNY shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to, the accuracy, validity or propriety of any information, documents or advice provided to BNY by any of the aforementioned persons. BNY shall not be liable for any loss, damage or expense resulting from or arising out of the failure of a Fund to cause any information, documents or advice to be provided to BNY as provided herein and shall be held harmless by each Fund when acting in reliance upon such information, documents or advice relating to such Fund. All fees or costs charged by such persons shall be borne by the appropriate Fund, and BNY shall have no liability with respect to such fees or charges, including any increases in, or additions to, such fees or charges related directly or indirectly to the services described herein or the performance by BNY of its duties hereunder. BNY shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third-party service providers engaged by a Fund, or by any affiliate of such Fund or by any other third-party service provider to such Fund. In the event that any services performed by BNY hereunder rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by BNY which BNY in its reasonable judgment deems reliable, BNY shall not have any responsibility or liability for, be under any duty to inquire into (other than the initial controls and tolerance verification steps referred to below), or be deemed to make any assurances with respect to, the accuracy or completeness of such information

(f) Nothing in this Agreement shall limit or restrict BNY, any BNY Affiliate or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to some or all of the services provided hereunder.

(g) Each Fund shall furnish BNY with any and all instructions, explanations, information, specifications and documentation reasonably deemed necessary by BNY in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses, and the value of any securities lending related collateral investment account(s). BNY shall not be required to include as Fund liabilities and expenses, nor as a reduction of Net Asset Value, any accrual for any federal, state or foreign income taxes unless the Fund shall have specified to BNY in Instructions the precise amount of the same to be included in liabilities and expenses or used to reduce Net Asset Value. Each Fund shall also furnish BNY with bid, offer or market values of securities if

BNY notifies such Fund that the same are not available to BNY from a security pricing or similar service utilized, or subscribed to, by BNY which the Fund directs BNY to utilize, and which BNY in its reasonable judgment deems reliable at the time such information is required for calculations hereunder. At any time and from time to time, the Fund also may furnish BNY with bid, offer or market values of securities and instruct BNY in Instructions to use such information in its calculations hereunder. BNY shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any securities pricing or similar service. In no event shall BNY be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the applicable Fund. Notwithstanding the foregoing, BNY shall provide an initial control over the reliability of the pricing information received from pricing sources by reviewing reports generated from its automated price flagging systems and performing other tolerance verification steps each as mutually agreed upon from time to time between the Parties.

(h) BNY may apply to an Authorized Person of any Fund for Instructions with respect to any matter arising in connection with BNY’s performance hereunder for such Fund, and BNY shall not be liable for any action taken or omitted to be taken by it in good faith without negligence or willful misconduct in accordance with such Instructions. Such application for Instructions may, at the option of BNY, set forth in writing any action proposed to be taken or omitted to be taken by BNY with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken. BNY shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNY has received Instructions from an Authorized Person in response to such application specifying the action to be taken or omitted.

(i) The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Group”). The BNY Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the

“Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) each Fund consents to the disclosure of and authorizes BNY to disclose information regarding the Fund (“Customer-Related Data”) to the BNY Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) BNY may store the names and business contact information of each Fund’s employees and representatives on the systems or in the records of the BNY Group or its service providers. The BNY Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Group, and notwithstanding anything in this Agreement to the contrary the BNY Group will own all such aggregated data, provided that the BNY Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with a particular Fund. Each Fund confirms that it is authorized to consent to the foregoing and that the disclosure and storage of information in connection with the Centralized Functions does not violate any relevant data protection legislation.

(j) If BNY is in doubt as to any action it should or should not take, either pursuant to, or in the absence of, Instructions, BNY may obtain the advice of either reputable counsel of its own choosing or counsel to the Fund. To the extent BNY notifies the Fund of such advice and the Fund does not dispute such advice, BNY will not be liable for acting in accordance with such advice.

(k) Notwithstanding any other provision contained in this Agreement or Schedule I attached hereto, BNY is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles. BNY is solely responsible for processing such securities, as identified by the applicable Fund or its Authorized Persons, in accordance with U.S. tax laws and regulations.

(l) BNY shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedule I attached hereto, and no covenant or obligation shall be implied against BNY in connection with this Agreement.

(m) BNY, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all Instructions, explanations, information, specifications, Documents and documentation furnished to it by a Fund and shall have no duty or obligation to review the accuracy, validity or propriety of such

Instructions, explanations, information, specifications, Documents or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of a Fund’s or Series’ liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of securities; and the amounts receivable or the amounts payable for the sale or redemption of Fund Shares effected by or on behalf of a Fund. In the event BNY’s computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY which the Fund directs BNY to utilize, and which BNY in its reasonable judgment deems reliable, BNY shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. Without limiting the generality of the foregoing, BNY shall not be required to inquire into any valuation of securities or other assets by a Fund or any third party described in this sub-section (l) even though BNY in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

(n) BNY, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to a Fund is or will be actually paid, but will accrue such interest until otherwise instructed by such Fund.

(o) BNY shall not be responsible for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) which occur directly or indirectly by reason of circumstances beyond its reasonable control in the performance of its duties under this Agreement, including, without limitation, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss or malfunctions of utilities, action or inaction of civil or military authority, national emergencies, public enemy, war, terrorism, riot, sabotage, non-performance by a third party, failure of the mails, communications or computer (hardware or software) services or functions or malfunctions of the internet, firewalls, encryption systems or security devices in each case caused by any of the above. BNY will use commercially reasonable methods to notify the applicable Fund upon the occurrence of any such event as soon as reasonably practicable under the relevant circumstances and will use commercially reasonable efforts to minimize its effect. For the avoidance of doubt, the occurrence of any such event will not relieve BNY of its obligations to execute its business continuity and/or disaster recovery plans as summarized in BNY’s Information Security Rider, which is set forth in a separate document which is incorporated herein and made a part hereof.

(p) In the event that the Fund reasonably believes that the occurrence of any such event will substantially prevent, hinder or delay performance of the services contemplated by this Agreement for more than three (3) consecutive business days, the Fund may take commercially reasonable actions to mitigate the impact of such services not being provided including, but not limited to, contracting with another service provider to provide such services during such period and/or engaging the Investment Adviser or an affiliate of the Investment Adviser to perform such services during such period; provided, that the Fund shall consult with BNY in good faith in connection with any such mitigation and BNY shall provide the Fund with reasonable assistance under the relevant circumstances in good faith in connection therewith; provided, further, that BNY shall resume providing, and the applicable Fund(s) shall pay for, such services when BNY resumes providing them, unless the Fund has terminated this Agreement pursuant to the terms of Section 12(c). Notwithstanding anything set forth in this Section 5(o): (i) in no event shall any Fund be obligated to pay any fees under this Agreement to BNY with respect to any services not actually provided during any event described in this Section 5(o) and (ii) no Fund shall have responsibility to pay BNY for services temporarily performed by the Investment Adviser or a third party service provider. BNY shall not be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY to supply any instructions, explanations, information, specifications or documentation reasonably deemed necessary by BNY in the performance of its duties under this Agreement.

(q) BNY shall provide the Funds with a SOC 1 report annually and, upon request, a SOC 2 report (or comparable successor reports thereto) no more than once annually regarding BNY’s system relating to the services provided by BNY under this Agreement, subject to appropriate confidentiality requirements.

(r) BNY will make commercially reasonable efforts to not remove or replace any Key Personnel without providing notice to the Funds, unless such Key Personnel is being terminated or suspended or notification is not practicable or permissible under the circumstances.

6. Allocation of Expenses.

Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the appropriate Fund, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of such Fund’s trustees, directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Fund shares or membership interests, as applicable, fees and expenses incident to the registration or qualification under the Securities Laws and state and other applicable securities laws of the Fund or its shares or membership interests, as applicable, costs (including printing and mailing costs) of preparing and distributing Offering Materials, reports, notices and proxy material to such Fund’s shareholders or members, as applicable, all expenses incidental to holding meetings of such Fund’s trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting such Fund and legal obligations relating thereto for which the Fund may have to indemnify its trustees, directors, officers, managers and/or members, as may be applicable.

7. Portfolio Compliance Services.

(a) BNY shall provide a Fund with portfolio compliance services referred to in Schedule I, such services shall be provided pursuant to the terms of this Section 7 (the “Portfolio Compliance Services”). The precise compliance review and testing services to be provided shall be as directed by each Fund and as mutually agreed between BNY and such Fund, and the results of BNY’s Portfolio Compliance Services shall be detailed in a portfolio compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as mutually agreed. Each Compliance Summary Report shall be subject to review and approval by the Fund. BNY shall have no responsibility or obligation to provide Portfolio Compliance Services other than those services specifically listed in Schedule I.

(b) A Fund will examine each Compliance Summary Report delivered to it by BNY and notify BNY of any error, omission or discrepancy within twenty (20) days of its receipt. The Fund agrees to notify BNY promptly in writing if it fails to receive any such Compliance Summary

Report. The Fund further acknowledges that unless it notifies BNY of any error, omission or discrepancy within twenty (20) days, such Compliance Summary Report shall be deemed final. In addition, if the Fund learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, the Fund will notify BNY of such condition within one (1) business day after discovery thereof.

(c) While BNY will endeavor to identify out-of-compliance conditions, BNY does not and could not for the fees charged, make any guarantees, representations or warranties with respect to its ability to identify all such conditions. In the event of any errors or omissions in the performance of Portfolio Compliance Services, a Fund’s sole and exclusive remedy and BNY’s sole liability shall be limited to re-performance by BNY of the Portfolio Compliance Services affected and in connection therewith the correction of any error or omission, if practicable, and the preparation of a corrected report, at no cost to the Fund. For the avoidance of doubt, this Paragraph (c) relates only to BNY’s failure to identify any out of compliance condition and does not otherwise absolve BNY of potential liability under the terms of this Agreement.

8. Rule 38a-1 and Regulatory Administration Services.

(a) If Schedule I contains a requirement for BNY to provide a Fund with compliance support services related to Rule 38a-1 promulgated under the 1940 Act and/or Regulatory Administration services, such services shall be provided pursuant to the terms of this Section 8 (such services, collectively hereinafter referred to as the “Regulatory Support Services”).

(b) Notwithstanding anything in this Agreement to the contrary, the Regulatory Support Services provided by BNY under this Agreement are administrative in nature and do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of a Fund or any other person.

(c) All work product produced by BNY as outlined at Schedule I in connection with its provision of Regulatory Support Services under this Agreement is subject to review and approval by the applicable Fund and by the Fund’s legal counsel. The Regulatory Support Services performed by BNY under this Agreement will be at the request and direction of the Fund and/or its chief compliance officer (the “Fund’s CCO”), as applicable. BNY disclaims liability to the Fund, and the Fund is solely responsible, for the selection, qualifications and performance of the Fund’s CCO and the adequacy and effectiveness of the Fund’s compliance program.

9. Standard of Care; Indemnification; Insurance.

(a) In performing its obligations under this Agreement, BNY will exercise the standard of care and diligence that a prudent professional administrator responsible for providing administrative, compliance, valuation and computation services to registered investment companies would observe in these affairs and shall act without bad faith, negligence, willful misconduct, willful misfeasance, fraud, or reckless disregard of its duties and obligations under this Agreement (the “Standard of Care”), and except as otherwise provided herein, BNY and any BNY Affiliate shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by or asserted against a Fund, except those costs, expenses, damages, liabilities or claims arising out of BNY’s or any BNY Affiliate’s failure to satisfy the Standard of Care. In no event shall any party be liable to the other party or any third party for any special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action. BNY and any BNY Affiliate shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Fund, or for delays caused by circumstances beyond BNY’s reasonable control, unless such loss, damage or expense arises out of BNY’s or any BNY Affiliate’s failure to perform its obligations under this Agreement in accordance with the Standard of Care.

(b) Except for the gross negligence, fraud, or willful misconduct of BNY, BNY and each Fund agree that to the extent that BNY would otherwise be liable hereunder, in no event shall BNY’s total maximum aggregate liability to the Funds under this Agreement, whether based on a claim in contract, equity, negligence, tort or otherwise, for any reason and upon any cause of action whatsoever, exceed an aggregate amount equal to the fees paid to BNY by all of the Funds for the services under this Agreement for the twelve (12) months prior to the month in which the first event giving rise to liability occurred; provided, however, that if the event giving rise to liability occurs during the first twelve (12) months after the Effective Date, such total aggregate liability shall be twelve (12) times the result obtained by dividing (i) the total fees for Services paid to BNY from the Effective Date through the date on which such event occurred by (ii) the number of months from the Effective Date through such date (“Fund Damages Cap”).

(c) Subject to the limitations on liability and responsibility set forth in this Agreement with respect to the Funds, each Fund shall indemnify and hold harmless BNY and any BNY Affiliate from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by a Fund), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNY or any BNY Affiliate, by reason of or as a result of any action taken or omitted to be taken by BNY or any BNY Affiliate, or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) such Fund’s Offering Materials or Documents (excluding information provided by BNY), (iii) any Instructions or (iv) any opinion of legal counsel for such Fund or BNY, or arising out of transactions or other activities of such Fund which occurred prior to the commencement of this Agreement; provided, that no Fund shall indemnify BNY nor any BNY Affiliate for costs, expenses, damages, liabilities or claims for which BNY or any BNY Affiliate is liable under the preceding sub-section 9(a). This indemnity shall be a continuing obligation of each Fund, its successors and assigns, notwithstanding the termination of this Agreement with respect to such Fund. Without limiting the generality of the foregoing, each Fund shall indemnify BNY and any BNY Affiliate against and save BNY and any BNY Affiliate harmless from any loss, damage or expense, including reasonable counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

I.  Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY by or on behalf of a Fund by an Authorized Person or by an authorized third party on behalf of such Fund;

II.  Any action or inaction reasonably taken or omitted to be taken by BNY or any BNY Affiliate pursuant to Instructions of any Fund or otherwise in accordance with the Standard of Care;

III. Any action taken or omitted to be taken by BNY in good faith in accordance with the advice or opinion of counsel for any Fund or its own counsel;

IV. Any improper use by any Fund or its agents, distributor or investment adviser of any valuations or computations supplied by BNY pursuant to this

Agreement;

V. The method of valuation of the securities and the method of computing each Series’ Net Asset Value as set forth in the Offering Materials of the Series and the Series’ and its valuation designee’s pricing policies and procedures required pursuant to Rule 2a-5;

VI. Any valuations provided by any Fund with respect to securities, other assets or the Net Asset Value; and

VII. Delays or errors that are related to the onboarding or conversion process for the Services provided under this Agreement to the extent caused by the Funds’ current service provider or the data it provides.

(d) Any action or inaction reasonably taken or omitted to be taken in reliance on Instructions or upon any information, order, indenture, stock certificate, membership certificate, power of attorney, assignment, affidavit or other instrument believed by BNY in good faith to be from an Authorized Person, or upon the opinion of legal counsel for a Fund or BNY’s own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

(e) Subject to the limitations of liability set forth in this Section 9 with respect to BNY, BNY shall indemnify and hold harmless a Fund from and against direct losses, costs, expenses, damages, and/or liabilities (including reasonable attorneys’ fees and expenses), incurred by the Fund, as the direct result of BNY’s or a BNY Affiliate’s failure to meet the Standard of Care. This indemnity shall be a continuing obligation of BNY, its successors and assigns, notwithstanding the termination of this Agreement.

(f) BNY will maintain, at all times during the term of this Agreement, errors and omissions insurance, fidelity bonds and such other insurance as BNY may deem appropriate, in each case in a commercially reasonable amount deemed by BNY to be sufficient to cover its potential liabilities under this Agreement, including without limitation cyber-liability insurance coverage deemed by BNY to be appropriate. Upon request, BNY agrees to provide the Funds with certificates of insurance.

(g) In order that the indemnification provisions contained in this Section 9 shall apply, upon the assertion of a claim for which either Party may be required to indemnify the other, the Party seeking indemnification shall promptly notify the other Party of such assertion and shall keep the other Party advised with respect to all material developments concerning such claim, although the failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. The Party who may be required to indemnify shall have the right to control the defense of the claim, and the Party seeking indemnification shall have the option to participate in the defense of such claim, at its own cost and expense. The Party seeking indemnification will cooperate reasonably, at the indemnifying Party’s expense, with the indemnifying Party in the defense of such claim; provided, however, that the Party seeking indemnification shall not be required to take any action that would impair any claim it may have against the indemnifying Party. The Party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other Party may be required to indemnify it except with the other Party’s prior written consent, which will not be unreasonably withheld delayed or conditioned. The indemnifying Party shall not settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Party seeking indemnification, which consent shall not be unreasonably withheld, delayed or conditioned. This Section 9 shall indefinitely survive the termination of this Agreement.

10. Compensation.

For the services provided hereunder, each Fund agrees to pay BNY such compensation as is mutually agreed to in writing by such Fund and BNY from time to time and such reasonable out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, costs of independent compliance reviews, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY in performing its duties hereunder. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. Following authorization by the Fund, BNY shall debit such Fund’s custody account for all amounts due and payable hereunder by that Fund. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNY, each Fund’s Net Asset Value shall be computed at the times and in the manner specified in the Fund’s Offering Materials and its current applicable policies.

11. Records; Visits.

(a)  The books and records pertaining to each Fund and such Fund’s Series which are in the possession or under the control of BNY shall be the property of the Fund. The Fund and Authorized Persons shall have access to such books and records at all times during BNY’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by BNY to the Fund or to an Authorized Person including in connection with any regulatory request or examination, at the Fund’s expense.

(b)  BNY shall keep all books and records with respect to each Series’ books of account, records of each Series’ securities transactions and all other books and records as BNY is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder. In addition, upon notification by a Fund that it is in receipt of or otherwise subject to a court order, regulatory request or order, subpoena, or other similar action or context necessitating the preservation of certain records maintained by BNY for the Fund, BNY shall promptly implement reasonable measures to preserve such records in accordance with the duration or other direction specified by the Fund in accordance with BNY’s policies and procedures and cooperate in the provision to the Fund of such records; provided, however, that if BNY is not able to accommodate any such request, it will reasonably assist the Fund in its efforts to preserve such records, including by transmitting such records to the Fund.

(c)  In addition to the foregoing, during the term of the Agreement, authorized representatives of the Funds may conduct periodic site visits of BNY’s facilities and inspect BNY’s records and procedures solely as they pertain to BNY’s services for the Funds under or pursuant to the Agreement. Such inspections shall occur during BNY’s regular business hours and shall be subject to availability of personnel to facilitate such site visits and to BNY’s confidentiality and security requirements.

12. Term of Agreement.

(a)  This Agreement shall be effective on the Effective Date first written above and, unless terminated pursuant to its terms, shall continue until 11:59 PM (Eastern time) on the date which is the fifth anniversary of such Effective Date (the “Initial Term”), at which time this Agreement shall terminate, unless renewed in accordance with the terms hereof.

(b)   This Agreement shall automatically renew for successive terms of one (1) year each (each, a “Renewal Term”), unless a particular Fund or BNY gives written notice to the other Party of its intent not to renew and such notice is received by the other Party not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a “Non-Renewal Notice”). In the event a Party provides a Non-Renewal Notice, this Agreement shall terminate with respect to the relevant Fund at 11:59 PM (Eastern time) on the last day of the Initial Term or Renewal Term, as applicable.

(c)  Notwithstanding Sections 12(a) and (b), if a Fund or BNY materially breaches this Agreement (a “Defaulting Party”) the other Party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party (“Breach Notice”), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non-Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party (“Breach Termination Notice”). If any such Breach Termination Notice is provided, this Agreement shall terminate as of 11:59 PM (Eastern time) on the 90th day following the date the Breach Termination Notice is given by the Non-Defaulting Party, or such later date as may be specified in the Breach Termination Notice. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

In addition, following the “Burn-In Period” of four (4) months (or, for Critical KPIs not measured monthly, two (2) consecutive measurement periods) following the commencement of the Services hereunder, if BNY fails to meet the service standards in any one service category designated as a “Critical Key Performance Indicator” or “Critical KPI” as separately agreed by the Parties by performing in the “Red Zone” for (i) four (4) consecutive measurement periods or (ii) any six (6) months in a twelve (12) month period, the Funds, upon evaluating BNY’s performance in accordance with such service standards, may terminate this Agreement prior to the end of the Initial Term or then-current Renewal Term. Such termination described in this Section 12(c) shall not be considered an Early Termination as defined at Section 12(d) below, but shall instead be subject to the default termination and notice procedures under this Section 12(c).

(d)  If a Fund gives notice to BNY terminating this Agreement or terminating it as the provider of any of the services hereunder, except for a termination by the Fund pursuant to Section

12(b) or 12(c) above or Section 12(e), Section 12(f) or Section 14(b)(i) below, before the expiration of the Initial Term (“Early Termination”), the following terms shall apply:

(i)  The “Early Termination Fee” shall be an amount equal to all fees and other amounts calculated as if BNY were to provide all services hereunder (excluding reimbursable expenses if not to be incurred) until the earlier of the first anniversary of the date of the Early Termination or the expiration of the Initial Term. However, in no event shall the Early Termination Fee exceed 12 months’ fees due to BNY under the Agreement. The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to BNY under this Agreement during the last three calendar months before the date of the notice of Early Termination (or, if not given, the date services are terminated hereunder). An Early Termination Fee payable by a Fund hereunder shall be paid by such Fund on or before the effective date of such Early Termination.

(ii)  The Fund expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to BNY for the termination of services before the expiration of the Initial Term.

(iii)  For clarification, a merger, reorganization or consolidation of a Fund with another entity, or the sale by a Fund of all, or substantially all of, its assets to another entity (collectively, a “Fund Reorganization”), or the liquidation or dissolution of a Fund and the distribution of such Fund’s assets, shall not be considered an Early Termination subject to this Section 12(d). Notwithstanding the foregoing sentence, if during the first 3 years following the Effective Date of this Agreement a Fund Reorganization into another entity not serviced by BNY represents 15% or more of the aggregate net assets being serviced by BNY under this Agreement as of the end of the most recent semi-annual calendar period preceding the approval of such Fund Reorganization, such Fund Reorganization shall be deemed to be an Early Termination subject to Section 12(d) for the Fund that is party to the Fund Reorganization.

(e) [Reserved.]

(f)  Notwithstanding any other provision of this Agreement, BNY or a Fund may, in its sole discretion, terminate this Agreement immediately (and, in the case of BNY, with respect to a particular Fund) by sending notice thereof to the other Party upon the happening of any of the following: (i) the other Party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against such other Party any such case or proceeding; (ii) the other Party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for such Party or any substantial part of its property or there is commenced against such other Party any such case or proceeding; (iii) the other Party makes a general assignment for the benefit of creditors; or (iv) the other Party admits in any recorded medium, written, electronic or otherwise, its inability to pay its debts as they come due. The terminating Party may exercise its termination right under this Section 12(f) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by a Party of its termination right under this Section 12(f) shall be without any prejudice to any other remedies or rights available to such Party and shall not be subject to any fee or penalty, whether monetary or equitable. Notwithstanding the provisions of Section 18 below, notice of termination under this Section 12(f) shall be considered given and effective when given, not when received.

(g) Notwithstanding any provision of this Section 12 to the contrary, in the event that this Agreement is terminated in its entirety (except for termination by BNY pursuant to Section 12(c) or Section 12(f)), the Parties agree to continue operating under the terms of this Agreement as if this Agreement remained in full force and effect for up to one (1) year or for such shorter period of time as the Parties mutually agree is necessary for BNY to transfer the books and records pertaining to the Fund or Funds and each such Fund’s Series which are in BNY’s possession or control to a successor service provider (the “Transition Period”); provided, that during any such Transition Period, BNY will be entitled to compensation for its services and any transition assistance pursuant to Section 10. The provisions of this Agreement relating to the duties and obligations of BNY will remain in full force and effect.

13. Amendment.

This Agreement may not be amended, changed or modified in any manner except by a written agreement executed by BNY and the Fund to be bound thereby.

14. Assignment; Subcontracting.

(a) This Agreement shall extend to and shall be binding upon the Parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable or delegable by any Fund without the written consent of BNY, or by BNY without the written consent of the affected Fund. For the avoidance of doubt, (i) this Agreement shall not automatically extend to or be binding upon a successor entity as the result of the merger, reorganization or consolidation of a Fund with such entity or the sale by a Fund of all, or substantially all of, its assets to such other entity, and (ii) BNY shall have no right to prevent the merger, reorganization or consolidation of a Fund with another entity.

(b) Notwithstanding the foregoing: (i) BNY may assign or transfer this Agreement to any BNY Affiliate or transfer this Agreement in connection with a sale or transfer of a majority or more of its assets, equity interests or voting control, provided that (a) BNY gives the relevant Funds at least sixty (60) days’ prior written notice of such assignment or transfer (b) such assignment or transfer does not impair the provision of services under this Agreement in any material respect, (c) in the reasonable discretion of the Funds, the assignee or transferee has adequate financial strength and other resources, and (d) the assignee or transferee agrees to be bound by all terms of this Agreement in place of BNY; provided further, that if BNY assigns or transfers this Agreement pursuant to this Section 14(b) to a non-BNY Affiliate or not in connection with a sale or transfer of a majority or more of its assets, equity interests or voting control without the written consent of the Funds, the Funds shall have the option, exercisable for one hundred and eighty (180) days after receiving written notice such assignment or transfer (or for such longer period as may be mutually agreed by the parties), to terminate this Agreement, and no Early Termination Fee shall be owed by the Funds upon termination pursuant to this Section 14(b)(i); (ii) the Funds may assign or transfer this Agreement to any affiliate of the Funds or transfer this Agreement in connection with the sale of a majority or more of its assets, equity interests or voting control, provided that (A) the Funds give BNY at least ninety (90) days’ prior written notice (or such shorter notice as may be commercially practicable under the circumstances, as determined by the Funds in good faith) of such assignment or transfer, (B) such assignment or transfer, in any such case, does not impair the Funds’ ability to comply with its obligations under this Agreement in any material respect in the reasonable discretion of BNY, (C) in the reasonable discretion of BNY, the assignee or transferee has adequate financial strength and other resources to meet its obligations under this Agreement and is subject to and provides information in order for BNY to complete onboarding requirements and due diligence procedures, and (D) the assignee or transferee agrees to be bound by all terms of this Agreement in the place of the Funds; (iii) BNY may subcontract with, hire, engage or otherwise outsource to any BNY Affiliate or unaffiliated third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNY under this Agreement provided that any such subcontracting, hiring, engaging or outsourcing shall not relieve BNY of any of its responsibilities or liabilities hereunder and BNY shall be responsible for the actions or omissions of such entities to the same extent BNY is responsible for its own actions and omissions under this Agreement.

(c) BNY, in the course of providing certain additional services requested by a Fund, including but not limited to, Typesetting, Money Market Fund or eBoard Book services (“Vendor Eligible Services”) as further described in Schedule I, may in its sole discretion, enter into an agreement or agreements with a financial printer or electronic services provider (“Vendor”) to provide BNY with the ability to generate certain reports or provide certain functionality. BNY shall not be obligated to perform any of the Vendor Eligible Services unless an agreement between BNY and the Vendor for the provision of such services is then-currently in effect, and shall only be liable for the failure to reasonably select the Vendor. Upon request, BNY will disclose the identity of the Vendor and the status of the contractual relationship, and a Fund is free to attempt to contract directly with the Vendor for the provision of the Vendor Eligible Services.

(d) As compensation for the Vendor Eligible Services rendered by BNY pursuant to this Agreement, the applicable Fund will pay to BNY such fees as may be agreed to in writing by the Fund and BNY. In turn, BNY will be responsible for paying the Vendor’s fees. For the avoidance of doubt, BNY anticipates that the fees it charges hereunder will be more than the fees charged to it by the Vendor, and BNY will retain the difference between the amount paid to BNY hereunder and the fees BNY pays to the Vendor as compensation for the additional services provided by BNY in the course of making the Vendor Eligible Services available to the Fund.

(e) BNY shall give the Funds at least thirty (30) days’ prior written reasonably detailed notice of any unaffiliated third party entity BNY subcontracts with, hires, engages or otherwise outsources to as contemplated in Section 14(b)(iii) above.

15. Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. Each Fund hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury. To the extent that in any jurisdiction any Fund may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such Fund irrevocably agrees not to claim, and it hereby waives, such immunity.

16. Severability; No Third Party Beneficiaries.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances. A person who is not a party to this Agreement shall have no rights to enforce any provision of this Agreement, provided that BNY and the Funds acknowledge and agree that each Fund shall be a beneficiary of the representations, warranties, indemnities, covenants, agreements and undertakings of BNY under this Agreement. No Fund shall have a right to enforce any provision of this Agreement as it relates to another Fund. BNY shall not be responsible for any costs or fees charged to a Fund or an affiliate of a Fund by consultants, counsel, auditors, public accountants or other service providers retained by the Fund or any such affiliate.

17. No Waiver.

Each and every right granted to BNY or any of the Funds hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNY or any Fund to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY or any Fund of any right preclude any other or future exercise thereof or the exercise of any other right.

18. Notices.

All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

if to a Fund, at

[Name of Fund]

AT&T Center

227 W Monroe St

Chicago, IL 60606

Attn: Legal Department

if to BNY, at

The Bank of New York Mellon

103 Bellevue Parkway

Wilmington, Delaware 19809

Attention: Head of U.S. Fund Accounting

with a copy to:

The Bank of New York Mellon

240 Greenwich Street

New York, New York 10286

Attention: Legal Dept. – Asset Servicing

or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.

19. Counterparts/Headings.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts together shall constitute only one instrument. All headings in this Agreement are for reference purposes only and not intended to affect in any way the interpretation or meaning of this Agreement.

20. Several Obligations; Limitation on Fund Liabilities.

(a) The Parties acknowledge that the rights and obligations of the Funds hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

(b) The obligations of each Fund hereunder shall be limited in all cases to the assets of such Fund or its Series, as applicable, and BNY will not seek satisfaction of any such obligations from the officers, trustees, directors, or shareholders of any such Fund or Series. This Agreement is executed on behalf of each Fund by an officer or trustee of such Fund in his or her capacity as an officer or trustee of the Fund and not individually, and the obligations arising out of this

Agreement are not binding on any Fund’s trustees, officers, directors or shareholders individually, but are binding only upon the assets or property of the Fund or its applicable Series.

(c) With respect to any obligation of a Fund on behalf of any Series arising out of this Agreement, BNY will seek payment or satisfaction of such obligation solely from the assets of the Series to which such obligation relates with the same effect as if BNY had separately contracted with each Fund by separate written instrument with respect to each Series.

21. Confidentiality.

(a) BNY shall keep confidential any information relating to a Fund’s business and each Fund shall keep confidential any information relating to BNY’s business (each, “Confidential Information”), except as expressly agreed in writing by the protected Party. Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans and internal performance results relating to the past, present or future business activities of a Fund or BNY and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula or improvement that is commercially valuable and secret in the sense that its confidentiality affords a Fund or BNY a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential.

(b) Notwithstanding the foregoing, as between BNY and a particular Fund information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving Party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving Party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected Party to a third party without restriction; (e) is requested or required to be disclosed by the receiving Party pursuant to a court order, subpoena, governmental or regulatory authority request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving Party; (g) if required to be provided by BNY in connection with an independent third party compliance or other review at the Fund’s direction; (h) is released in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving Party.

(c) The Parties acknowledge that the existence and the terms of this Agreement may be publicly disclosed by the Funds pursuant to applicable law, however, the terms and conditions of this Agreement relating to fees shall be kept confidential. Except as otherwise provided in this Agreement, nothing herein is intended to transfer ownership of the Funds’ Confidential Information to BNY. Provisions authorizing the disclosure of information shall survive any termination of this Agreement.

(d) The obligations set forth in this Section 21 shall survive any termination of this Agreement for a period of one (1) year after such termination.

(e) The Parties acknowledge and agree that any breach of Section 21(a) hereof would cause not only financial damage, but irreparable harm to the other party, for which money damages will not provide an adequate remedy. Accordingly, in the event of a breach of Section 21(a) hereof, the non-breaching Party shall (in addition to all other rights and remedies they may have pursuant to this Agreement and at law or in equity) be entitled to an injunction, without the necessity of posting any bond or surety, to restrain disclosure or misuse, in whole or in part, of any information in violation of Section 21(a) hereof.

(f) Without limiting the foregoing, BNY will separately execute an Information Security Rider setting forth certain terms regarding the information security and resiliency programs maintained by BNY, which is incorporated herein and made a part hereof.

22. Non-Solicitation; Disclosure of Certain Regulatory Matters.

During the term of this Agreement with respect to a particular Fund and for one (1) year thereafter, the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire BNY’s employees who service the Funds under this Agreement, and the Fund shall cause the Fund’s sponsor and any affiliates of the Fund to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNY’s employees who service the Funds under this Agreement. To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a BNY employee by a Fund, the Fund’s sponsor or an affiliate of the Fund if the BNY employee was identified by such entity solely as a result of the BNY employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

At the request of the Funds (which request shall be made by the applicable Fund not more than once annually), and provided that disclosure by BNY is not prohibited by applicable law, rule or agreement between BNY and a governmental authority with jurisdiction over BNY, BNY will make available to the Fund publicly available information which BNY makes available to its clients generally regarding a criminal or regulatory investigation of BNY with respect to a violation by BNY of Securities Laws, the U.S. Bank Secrecy Act, the Patriot Act, or a failure of BNY to have sufficient policies or procedures relating to compliance with applicable law (collectively, “Regulatory Matters”). In addition, provided that disclosure by BNY is not prohibited by applicable law, rule or agreement between BNY and a governmental authority with jurisdiction over BNY, BNY will make available to the Fund publicly available information regarding a Regulatory Matter which would reasonably be expected to have a material adverse impact on BNY’s performance of services to the Funds under this Agreement as promptly as reasonably practicable under the circumstances. In each case, the Fund acknowledges and agrees that BNY’s failure to make any such information available to the Fund shall not be deemed to be a breach of this Agreement.

23. Limitation of Liability of the Trustees and Shareholders.

(a)  The Parties acknowledge that the rights and obligations of the Series hereunder are several and not joint, that no Series shall be liable for any amount owing by another Series and that the Series have executed one instrument for convenience only.

(b)  The obligations of each Series hereunder shall be limited in all cases to the assets of such Series and BNY will not seek satisfaction of any such obligations from the officers, trustees, directors, or shareholders of any such Series. This Agreement is executed on behalf of each Fund by an officer or trustee of such Fund in his or her capacity as an officer or trustee of the Fund and not individually, and the obligations arising out of this Agreement are not binding on any Fund’s trustees, officers, directors or shareholders individually, but are binding only upon the assets or property of the applicable Series.

(c) With respect to any obligation of a Series arising out of this Agreement, BNY will seek payment or satisfaction of such obligation solely from the assets of the Series to which such obligation relates with the same effect as if BNY had separately contracted with each Series by separate written instrument with respect to each Series.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the date first written above.

By:	/s/ Brian Binder

on behalf of each Fund

identified on Exhibit A

attached hereto, separately and not jointly

Name:	Brian Binder

Title:	President & CEO

THE BANK OF NEW YORK MELLON

By:	/s/ Allison M. Gardner

Name:	Allison M. Gardner

Title:	Senior Vice President

EXHIBIT A

List of Funds and Series of Funds

Dated: December 15, 2025

Name

The following represent the “Guggenheim Funds”:

Guggenheim Strategic Opportunities Fund
Guggenheim Taxable Municipal Bond and Investment Grade Debt Trust
Guggenheim Active Allocation Fund
Guggenheim Funds Trust Guggenheim Macro Opportunities Fund
Guggenheim Funds Trust Guggenheim Floating Rate Strategies Fund
Guggenheim Funds Trust Guggenheim Total Return Bond Fund
Guggenheim Funds Trust Guggenheim Municipal Income Fund
Guggenheim Funds Trust Guggenheim Limited Duration Fund
Guggenheim Funds Trust - Guggenheim Ultra Short Duration
Guggenheim Active Investment Series (GAINS) - Core Plus Fund
Guggenheim Active Investment Series (GAINS) - Limited Duration Fund
Guggenheim Strategy Funds Trust Guggenheim Strategy Fund II
Guggenheim Strategy Funds Trust Guggenheim Strategy Fund III
Guggenheim Strategy Funds Trust Guggenheim Variable Insurance Strategy Fund III
Guggenheim Funds Trust Guggenheim Core Bond Fund
Guggenheim Funds Trust Guggenheim High Yield Fund
Guggenheim Variable Funds Trust - Series E (Total Return Bond Series)
Guggenheim Variable Funds Trust - Series P (High Yield Series)
Guggenheim Variable Funds Trust - Series F (Floating Rate Strategies Series)
Guggenheim Macro Opportunities Fund CFC (a wholly owned subsidiary of the Guggenheim Macro Opportunities Fund, a series of Guggenheim Funds Trust)*

* Indicates Fund will not receive full 1940 Act fund services.

32

EXHIBIT B

I,   [Name]     , of  [Fund Name] , a [State] [corporation/trust] (the “Fund”), do hereby certify that:

The following individuals serve in the following positions with the Fund, and each has been duly elected or appointed by the Board of the Fund to each such position and qualified therefor in conformity with the Fund’s Organizational Documents, and the signatures set forth opposite their respective names are their true and correct signatures. Each such person is designated as an Authorized Person under the Fund Administration and Accounting Agreement dated as of ___________________, 2025, between the Fund and The Bank of New York Mellon.

Name	Position	Signature

26

SCHEDULE I

Schedule of Services

All services provided in this Schedule of Services are subject to the review and approval of the appropriate Fund officers, Fund counsel and accountants of each Fund, as may be applicable. The services included on this Schedule of Services may be provided by BNY or a BNY Affiliate, collectively referred to herein as “BNY”.

VALUATION SUPPORT AND COMPUTATION ACCOUNTING SERVICES

BNY shall provide the following valuation support and computation accounting services for each Fund:

◾	Journalize investment, capital share and income and expense activities;

◾	Maintain individual ledgers for investment securities;

◾	Maintain security set-ups for country code, investment type classifications, maintain income and amortization elections, accrue dividends, process corporate actions, and paydowns, as applicable;

◾	Maintain historical tax lots for each security;

◾	Reconcile cash and investment balances of each Fund with the Fund’s custodian;

◾	Reconcile investment balances of each Fund with balances in Guggenheim’s investment management system;

◾	Calculate various contractual expenses;

◾	Calculate capital gains and losses;

◾	Calculate daily distribution rate per share;

◾	Determine net income;

◾

Obtain security market quotes and currency exchange rates from pricing services approved by a Fund’s investment adviser, or if such quotes are unavailable, then obtain such prices from the Fund’s investment adviser, and in either case, calculate the market value of each Fund’s investments in accordance with the Fund’s and its valuation designee’s current valuation policies or guidelines; provided, however, that BNY shall not under any circumstances be under a duty to independently price or value any of the Fund’s investments, including securities lending related cash collateral investments, itself (including daily fair valuation of certain foreign futures contracts and fair valuation of foreign future contracts on foreign holidays, which requires client instruction regarding methodology for benchmarking, timing, and applicability) or to confirm or validate any information or valuation provided by the investment adviser or any other pricing source, nor shall BNY have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

◾

Calculate Net Asset Value in the manner specified in the Fund’s Offering Materials and the Fund’s and its valuation designee’s current valuation policy (which, for the service described herein, shall include the Fund’s Net Asset Value error policy);

◾	Transmit or make available a copy of the daily portfolio valuation to a Fund’s investment adviser;

◾	Calculate yields, SEC yields and portfolio average dollar-weighted maturity as applicable; and

◾	Calculate portfolio turnover rate for inclusion in the annual and semi-annual shareholder reports.

FINANCIAL REPORTING

BNY shall provide the following financial reporting services for each Fund:

◾	Financial Statement Preparation & Review

◾	Prepare the Fund’s respective class level annual and semi-annual shareholder reports with respect to a Fund registered on Form N-1A1 for shareholder delivery, inclusion in Form N-CSR and webhosting;

◾	Prepare the Fund’s annual and semi-annual shareholder reports with respect to a Fund not registered on Form N-1A2 for shareholder delivery and inclusion in Form N-CSR;

◾

Coordinate with typesetters/printers and auditors for annual and semi-annual reports drafts and incorporation of Guggenheim and Audit comments thereto; respond to audit requests for support and transaction details;

◾	Prepare quarterly CFTC filing for commodity pools. For annual NFA filing, provide report with data attributes required for Guggenheim to complete annual NFA filing;

◾	Prepare the Fund’s quarterly schedule of portfolio holdings[2] for inclusion in Form N-PORT;

◾	Prepare, circulate and maintain the Fund’s financial reporting production calendar;

◾	Prepare and file (or coordinate the filing of) the Fund’s Form 24f-2; and

◾	Prepare and coordinate the filing of the Fund’s monthly website files and Form N-MFP, as applicable to money market funds.

◾	Modernization Reporting Services

◾

BNY shall provide the Modernization Reporting Services set forth in this section to the Funds following a full service operating model. This operating model requires BNY to include the actual filing of the reports as part of the services noted in this section. Modernization Reporting Services are “Vendor Eligible Services” as contemplated in Section 14(b)(iv) of the Agreement.

◾

FORM N-PORT. BNY, subject to the limitations described in this section and its timely receipt of all necessary information related thereto, will, or will cause the Vendor to: (i) collect, aggregate and normalize the data required for the creation of Form N-PORT; (ii) prepare, on a monthly basis, Form N-PORT; and (iii) file Form N-PORT with the SEC.

◾ The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY and the Fund in advance of the preparation of the initial Form N-PORT to be filed under the Agreement.

◾ Unless mutually agreed in writing between BNY and the Fund, BNY will use the same layout and format for every applicable successive reporting period for Form N-PORT.

◾

FORM N-CEN. BNY, subject to the limitations described in this section and its timely receipt of all necessary information related thereto, will, or will cause the Vendor to: (i) collect, aggregate and normalize the data required for the submission of Form N-CEN; (ii) prepare, on an annual basis, Form N-CEN; and (iii) file Form N-CEN with the SEC.

2 Requires applicable “Typesetting Services” as described herein.

◾ The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY and the Fund in advance of the preparation of the initial Form N-CEN to be filed under this Agreement.

◾ Unless mutually agreed in writing between BNY and the Fund, BNY will use the same source for obtaining the information and method for performing the required calculations for every successive Form N-CEN.

◾

BNY shall not be responsible for: (a) delays in the transmission to it by the Fund, the Fund’s adviser and entities unaffiliated with BNY (collectively, for this Section, “Third Parties”) of data required for the preparation of reports described herein, (b) inaccuracies of, errors in or omissions of, such data provided to it by any Third Party, and (c) validation of such data provided to it by any Third Party.

◾

The Fund, in a timely manner, shall review and comment on, and, as the Fund deems necessary, cause its counsel and accountants to review and comment on, the preparation of each report described in this section. The Fund shall provide to BNY timely sign-off of the preparation of each such report and timely authorization and direction to file each such report. Absent such timely sign-off, authorization and direction by the Fund, BNY shall be excused from its obligations to prepare the affected report and to file the affected report. BNY is providing the services related to such reports based on the acknowledgement of the Fund that such services, together with the activities of the Fund in accordance with its internal policies, procedures and controls, shall together satisfy the requirements of the applicable rules and regulations for each such report.

◾	For such time as this section remains in effect, BNY shall be responsible for the retention of the filed reports described in this section in accordance with any applicable rule or regulation.

◾	Typesetting Services (applicable to footnote 1 and the related services stated above)

◾	Create financial compositions for the applicable financial report and related EDGAR files;

◾	Maintain country codes, industry class codes, security class codes and state codes;

◾	Create components that will specify the proper grouping and sorting for display of portfolio information;

◾	Create components that will specify the proper calculation and display of financial data required for each applicable financial report (except for identified manual entries, which BNY will enter);

◾	Process, convert and load security and general ledger data;

◾

Document publishing, including the output of print-ready PDF files and EDGAR html files (such EDGAR html files will be limited to one per the applicable financial report and unless mutually agreed to in writing between BNY and the Fund, BNY will use the same layout for production data for every successive reporting period);

◾	Generate financial reports using the Vendor’s capabilities which include the following:

o	identifying information at the beginning of the shareholder report;

o	class expense example;

o	Management Discussion of Fund Performance (semi-annual shareholder report at Fund option);

o	key Fund statistics including total advisory fees paid by the Fund, portfolio turnover rate, net assets and number of holdings;

o	graphical representation of holdings;

o	material Fund changes (if applicable) (semi-annual shareholder report at Fund option);

o	changes in and disagreements with accountants in summary form (if applicable);

o	statement regarding the availability of certain additional information; and

o	additional Fund information as mutually agreed in writing between BNY and the Fund.

◾

Unless mutually agreed in writing between BNY and the Fund, BNY will use the same layout and format for every successive reporting period for the typeset reports. At the request of the Fund and upon the mutual written agreement of BNY and the Fund as to the scope of any changes and additional compensation of BNY, BNY will, or will cause the Vendor to, change the format or layout of reports from time to time.

◾	Typesetting Services (applicable to footnote 2 and the related services stated above)

◾	Create financial compositions for the applicable financial report and related EDGAR files;

◾	Maintain country codes, industry class codes, security class codes and state codes;

◾	Map individual general ledger accounts into master accounts to be displayed in the applicable financial reports;

◾	Create components that will specify the proper grouping and sorting for display of portfolio information;

◾	Create components that will specify the proper calculation and display of financial data required for each applicable financial report (except for identified manual entries, which BNY will enter);

◾	Process, convert and load security and general ledger data;

◾

Include data in financial reports provided from external parties to BNY which includes, but is not limited to: shareholder letters, “Management Discussion and Analysis” commentary, notes on performance, notes to financials, report of independent auditors, Fund management listing, service providers listing and Fund spectrums;

◾

Document publishing, including the output of print-ready PDF files and EDGAR html files (such EDGAR html files will be limited to one per the applicable financial report and unless mutually agreed to in writing between BNY and the Fund, BNY will use the same layout for production data for every successive reporting period);

◾	Generate financial reports using the Vendor’s capabilities which include the following:

o	front/back cover;

o	table of contents;

o	shareholder letter;

o	Management Discussion and Analysis commentary;

o	sector weighting graphs/tables;

o	disclosure of Fund expenses;

o	schedules of investments;

o	statement of net assets;

o	statements of assets and liabilities;

o	statements of operation;

o	statements of changes;

o	statements of cash flows;

o	financial highlights;

o	notes to financial statements;

o	report of independent registered public accounting firm;

o	tax information; and

o	additional Fund information as mutually agreed in writing between BNY and the Fund.

◾

Unless mutually agreed in writing between BNY and the Fund, BNY will use the same layout and format for every successive reporting period for the typeset reports. At the request of the Fund and upon the mutual written agreement of BNY and the Fund as to the scope of any changes and additional compensation of BNY, BNY will, or will cause the Vendor to, change the format or layout of reports from time to time.

◾	Money Market Fund Services

◾	Prepare, on a monthly basis, Form N-MFP, subject to BNY’s timely receipt of all necessary information related thereto;

◾	Report out WAM/WAL and daily and weekly liquid assets for website disclosure;

◾

Prepare, on a monthly basis, an electronic file of the portfolio holdings information required by Rule 2a-7(c)(12) promulgated under the 1940 Act for public website disclosure, subject to BNY’s timely receipt of all necessary information related thereto;

◾	File Form N-MFP with the SEC; and

◾	Provide the electronic file of the portfolio holdings information to the Fund or, at the Fund’s written direction, to an identified third party.

◾

Neither BNY nor the Vendor, in connection with a particular Money Market Fund Services report, will: (i) access, post reports to or perform any service on a Fund’s website; or (ii) prepare, provide or generate any reports, forms or files not specifically agreed to by BNY in advance.

◾

The applicable Fund acknowledges that it shall be responsible for the retention of any Money Market Fund Services reports in accordance with Rule 2a-7 promulgated under the 1940 Act or any other applicable rule or regulation.

◾

Unless mutually agreed in writing between BNY and a Fund, BNY will use the same layout and format for every successive reporting period for the Money Market Fund Services reports. At the request of a Fund and upon the mutual written agreement of BNY and the Fund as to the scope of any changes and additional compensation of BNY, BNY will, or will cause the Vendor to, customize Money Market Fund Services reports from time to time.

TAX SERVICES

BNY shall provide the following tax services for each Fund:

◾	Tax Provision Preparation

◾	Prepare fiscal year-end tax provision analysis;

◾	Process tax adjustments on securities identified by a Fund that require such treatment;

◾	Prepare ROCSOP adjusting entries; and

◾	Prepare financial statement footnote disclosures.

◾

BNY is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles; this responsibility resides with the Fund or Fund’s management. BNY is responsible for processing such identified securities, in accordance with U.S. tax laws and regulations.

◾	Excise Tax Distributions Calculations

◾	Prepare calendar year tax distribution analysis;

◾	Process tax adjustments on securities identified by a Fund that require such treatment; and

◾	Prepare annual tax-based distribution estimate for each Fund.

◾

BNY is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles; this responsibility resides with the Fund or Fund’s management. BNY is responsible for processing such identified securities, in accordance with U.S. tax laws and regulations.

◾	Other Tax Services

◾	Calculate and report wash sale deferrals with respect to transactions for the Fund based upon an agreed upon schedule with BNY;

◾	Prepare for execution and filing, the federal and state income and excise tax returns;

◾	Prepare year-end Investment Company Institute broker/dealer reporting and prepare fund distribution calculations disseminated to broker/dealers;

◾	Prepare quarterly estimates of provision net investment income and capital gains/losses, for certain fixed income Funds;

◾	Provide data to the Funds’ tax services provider for monthly estimates of closed-end fund provision estimates;

◾	Coordinate U.S.C. Title 26 Internal Revenue Code (“IRC”) §855 and excise tax distribution requirements;

◾	Provide income and two capital gain estimates in advance of year-end for portfolio management purposes;

◾	Prepare all tax related provisions and distribution requirements for all Controlled Foreign Corporations (CFCs).

◾	Uncertain Tax Positions

◾	Documentation of all material tax positions taken by a Fund with respect to specified fiscal years and identified to BNY (“Tax Positions”);

◾

Review of a Fund’s: (i) tax provision work papers, (ii) excise tax distribution work papers, (iii) income and excise tax returns, (iv) tax policies and procedures and (v) Subchapter M compliance work papers;

◾	Determine as to whether or not Tax Positions have been consistently applied, and documentation of any inconsistencies;

◾	Review relevant statutory authorities;

◾	Review tax opinions and legal memoranda prepared by tax counsel or tax auditors to a Fund;

◾	Review standard mutual fund industry practices, to the extent such practices are known to, or may reasonably be determined by, BNY; and

◾	Delivery of a written report to the applicable Fund detailing such items.

◾

The following are expressly excluded from the Uncertain Tax Positions services: (i) assessment of risk of any challenge by the Internal Revenue Service or other taxing authority against any Tax Position (including, without limitation, whether it is “more likely than not” such Tax Position would be sustained); (ii) calculation of any tax benefit measurement, in whole or in part, that may be required if any “more likely than not” threshold has not been met; and (iii) any tax opinion or tax advice. Additionally, none of the Uncertain Tax Positions services shall be deemed to be or constitute a tax opinion or tax advice.

(a)  The Fund shall provide such information and documentation as BNY may reasonably request in connection with the Uncertain Tax Positions services. The Fund’s independent public accountants shall cooperate with BNY and make such information available to BNY as BNY may reasonably request.

(b)  Notwithstanding anything to the contrary in this Agreement and without limiting any rights, protections or limitations of liability otherwise provided to BNY pursuant to this Agreement, (i) BNY is authorized and permitted to release such information as is necessary or desirable to be released in connection with the provision of any of the Uncertain Tax Positions services, (ii) management of the Fund is responsible for complying with all uncertain tax positions reporting obligations relating to the Fund and BNY shall have no liability to the Fund or any other entity or governmental authority with respect to any tax positions taken by the Fund, (iii) BNY shall have no liability either for any error or omission of any other service provider (including any accounting firm or tax adviser) to the Fund or for any failure to discover any such error or omission, (iv) the Fund shall be responsible for all filings, tax returns and reports on all Tax Positions and for the payment of all taxes and similar items (including without limitation penalties and interest related thereto) and (v) in the event of any error or omission in the performance of a Uncertain Tax Positions service the Fund’s sole and exclusive remedy and BNY’s sole liability shall be limited to re-performance of the applicable Uncertain Tax Positions service and the preparation and delivery to the Fund of a corrected report (if necessary), such re-performance, preparation and delivery to be provided at no additional service charge to the Fund.

◾	IRS CIRCULAR 230 DISCLOSURE:

To ensure compliance with requirements imposed by the Internal Revenue Service, BNY informs the Fund that any U.S. tax advice contained in any communication from BNY to the Fund (including any future communications) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal

Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein or therein.

FUND ADMINISTRATION SERVICES

BNY shall provide the following fund administration services for each Fund:

◾

In accordance with Instructions received from a Fund, and subject to portfolio limitations as provided by such Fund to BNY in writing from time to time, monitor such Fund’s compliance, on a post-trade basis, with such portfolio limitations (requirements under the 1940 Act and rules thereunder and the IRC, as well as rules identified in the Fund’s prospectus and SAI or provided to BNY on an ad-hoc basis), provided that BNY maintains in the normal course of its business all data necessary to measure the Fund’s compliance or receives necessary data from the Fund or other sources utilized by BNY in the normal course of its business. Such post-trade compliance testing shall be conducted on a daily basis using automated means; if BNY detects a possible non-compliance with portfolio limitations applicable to a Fund, it shall promptly notify the Fund thereof;

◾	Monitor the Fund’s status as a regulated investment company under Subchapter M of the IRC and Subchapter L of the IRC (if required);

◾	Establish appropriate expense accruals and compute expense ratios, maintain expense files (including with respect to overdraft charges reporting) and coordinate the payment of Fund approved invoices;

◾	Monitor expense accruals vs payments for operating expenses, and adjust accruals based upon client approval, particularly around semi-annual and year-end periods;

◾	Monitor expense ratios for expense limitations, waivers, and accrued eligible class-level recoupments;

◾	Calculate Fund approved income and per share amounts required for periodic (monthly, quarterly or annual) distributions to be made by the applicable Fund;

◾	Facilitate the preparation and delivery of statistical reports for outside tracking agencies;

◾	Calculate total return information for the Funds to populate their website with total returns and other financial information;

◾	Calculate loan and preferred share limits and NRSRO ratings pursuant to the testing template provided by the Fund to BNY for closed-end funds (if applicable);

◾	Coordinate a Fund’s annual audit;

◾	Supply various normal and customary portfolio and Fund statistical data as requested on an ongoing basis, which may include foreign withholding reclaim reporting;

◾	Provide monthly reports to support Valuation Committee reporting needs;

◾

If the chief executive officer or chief financial officer of a Fund is required to provide a certification as part of the Fund’s Form N-CSR filing pursuant to regulations promulgated by the SEC under Section 302 of the Sarbanes-Oxley Act of 2002, provide a sub-certification in support of certain matters set forth in the aforementioned certification. Such sub-certification is to be in such form and relating to such matters as agreed to by BNY in advance. BNY shall be required to provide the sub-certification only during the term of this Agreement with respect to the applicable Fund and only if it receives such cooperation as it may request to perform its investigations with respect to the sub-certification. For clarity, the sub-certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other law, rule or regulation;

◾	Prepare such distribution calculations and related financial information as may be required to support any required Section 19(a) notices or income or capital gain distribution press releases;

◾	Daily asset coverage testing and exception reporting for indebtedness leverage within the Fund as required and defined by the 1940 Act;

◾

Prepare and furnish yield and total return performance information for the Fund, including any information on an after-tax basis if applicable, based on market value in addition to Net Asset Value, for closed-end funds (if required); and

◾

Provide such financial information and reports, provided the same are maintained by BNY in the normal course of business, as may be required by any stock exchange on which the Funds’ shares are listed for closed-end funds (if required).

REGULATORY ADMINISTRATION SERVICES

BNY shall provide the following regulatory administration services for each Fund:

◾	Maintain a regulatory calendar for each Fund listing various SEC filing and Board approval deadlines;

◾

Assemble and distribute board materials, including 15(c) materials and materials for CFC board meetings, for quarterly meetings of the Board, including the drafting of agendas and resolutions for such quarterly meetings of the Board (with final selection of agenda items made by Fund counsel);

◾	Attend (in-person or telephonically) quarterly Board meetings and draft minutes thereof;

◾

Prepare and coordinate the filing of annual post-effective amendments to a Fund’s registration statement (not including the initial registration statement or related to the addition of one or more classes of shares or series or the combining of multiple prospectuses into one prospectus or the splitting of one prospectus into multiple prospectuses);

◾	Prepare and coordinate the filing of Forms N-CSR and N-PX, as applicable (with the Fund supplying the voting records in the format required by BNY);

◾	Assist the Fund in the handling of SEC examinations by providing requested documents in the possession of BNY that are on the SEC examination request list; and

◾	Assist with and/or coordinate such other filings, notices and regulatory matters on such terms and conditions as BNY and the applicable Fund may mutually agree upon in writing from time to time.

◾	eBoard Book Services:

◾

Permit persons or entities entering a valid password to have electronic access, via an Internet-based secure website, to current quarterly Board meeting materials and such other Board meeting materials as may be agreed between BNY and a Fund.

◾	38a-1 Compliance Support Services

◾

Provide compliance policies and procedures related to certain services provided by BNY and, if mutually agreed, certain of the BNY Affiliates; summary procedures thereof; and periodic certification letters.

SCHEDULE II

LOAN ADMINISTRATION SERVICES ADDENDUM

TO FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

This Loan Administration Services Addendum (“Addendum”) to the Fund Administration and Accounting Agreement (“Agreement”), contains additional provisions which apply whenever a Fund desires that BNY provide Loan Administration Services (as defined below) in respect of Loans (as defined below) made or acquired by a Fund. The provisions of this Addendum shall be considered part of the Agreement and shall be enforceable in accordance with the terms of such Agreement. In the event of any conflict between any of the provisions set forth in this Addendum and any of the provision set forth in the Agreement or in any exhibits, schedules or other attachments thereto, the provisions of this Addendum shall control with respect to the Loan Administration Services. All subsequent references in this Addendum to the Agreement shall mean the Agreement as modified by this Addendum.

1. Definitions.   Whenever used in this Addendum, the following words shall have the meanings set forth below. Capitalized terms not otherwise defined below shall have the meanings given to such terms in the Agreement.

a. “Loan Accounts” shall mean those demand deposit accounts listed in Exhibit C established at BNY in the name of the BNY for the benefit of the applicable Fund.

b. “Loan Administration Services” shall mean with respect to each Loan, those services to be provided by BNY to a Fund as set forth on Exhibit A to this Addendum.

c. “Loan Documents” shall mean, for each Loan acquired or made by a Fund, each of the assignment and acceptance agreement, funding memorandum, credit agreement, amendments to the credit agreement (if any), the current amortization schedule for each Loan (if any) and such other information with respect to the Loan as BNY may reasonably require in order to perform the Loan Administration Services.

d. “Loans” shall mean any direct, participation or subparticipation interest in or assignment or novation of a loan or other extension of credit including, but not limited to, bank loans, interests in bank loans, loan commitments or other commercial loans, whether the loans are bilateral or syndicated and whether any obligor is located in or outside of the United States, made or acquired by a Fund.

2. The Services.  BNY shall provide to each Fund the Loan Administration Services in respect of Loans. Each Fund shall, promptly after the date hereof, deliver or cause to be delivered to BNY copies of all Loan Documents in connection with the Loans being serviced by BNY pursuant to the terms of the Agreement and this Addendum.

3. Loan Accounts.

a.

BNY shall, in connection with its provision of the Loan Administration Services, establish and maintain one or more Loan Accounts. BNY will utilize will one or more Loan Accounts (i) to accept funds received in respect of a Loan and (ii) forward such collected funds to BNY for deposit into the custody account of the Fund established with the BNY pursuant to the Global Custody Agreement between BNY and the applicable Fund (the “Custody Account”). Funds received into the Loan Accounts prior to 4:00 pm Central Standard Time on any business day will be transferred to the corresponding Custody Account on that business day and funds received after 4:00 pm Central Standard Time will be transferred by the following business day.

b.	The parties acknowledge and agree that if BNY deposits any amount in a Loan Account not required to be deposited therein, it may at any time withdraw such amount from the Loan Account.

4. Representations and Warranties of a Fund. Each Fund represents and warrants to BNY that it has:

a.

independently and without reliance upon BNY, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of any borrower and its affiliates and made its own decision to make and/or purchase the Loans; and

b.

independently and without reliance upon BNY, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action with respect to the Loans, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of any borrower.

5. Exculpation of BNY.

a.

BNY will have no liability for any delay or failure by a Fund or any third party in providing Loan Documents to BNY or for any inaccuracy or incompleteness of any Loan Documents. BNY will have no obligation to verify, investigate, recalculate, update or otherwise confirm the accuracy or completeness any Loan Documents or other information or notices received by BNY in respect of a Loan. BNY will be entitled to (i) rely upon the Loan Documents and any other instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, including, but not limited to, any syndication agent, lead or obligor or any similar party with respect to a Loan and/or upon advice and statements of legal counsel (including, without limitation, counsel to BNY, any Fund, any borrower or any lender), independent accountants and other experts selected by BNY and (ii) update its records on the basis of such information or notices as may from time to time be received by BNY.

b.

Delivery of reports, information and documents to BNY is for informational purposes only and BNY’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the borrower’s compliance with any of its covenants under the Loan Document. BNY shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of any Fund as it deems appropriate or it shall first be indemnified to its satisfaction by the Funds against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

c.

BNY will have no obligation to (i) determine whether any necessary steps have been taken or requirements have been met for a Fund to have acquired good or record title to a Loan, (ii) ensure that a Fund’s acquisition of a Loan has been authorized by such Fund, (iii) collect past due payments on the Loan, preserve any rights against prior parties, exercise any right or perform any obligation in connection with the Loan (including taking any action in connection with any consent solicitation, notice of default or similar notice received from any syndication agent, lead or obligor on a Loan) or otherwise take any other action to enforce the payment obligations of any obligor on a Loan, (iv) become itself the record title holder of the Loan or (v) make any advance of its own funds with respect to the Loan.

d.

BNY shall not be deemed to have knowledge or notice of the occurrence of any default or event of default under the Loans unless BNY has received notice from the Funds referring to this Agreement, describing such default or event of default and stating that such notice is a “notice of default.” BNY shall take such action with respect to such default or event of default as shall be reasonably directed by the Funds; provided that unless and until BNY shall have received such directions, BNY may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such default or event of default.

e.	Each Fund expressly acknowledges that neither BNY nor any of their respective officers, directors, employees, agents, attorneys, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by BNY hereafter taken, including, without limitation, any review of the affairs of any borrower or any affiliate of any borrower, shall be deemed to constitute any representation or warranty by BNY. Except for notices, reports and other documents expressly required to be furnished to the Funds by BNY, BNY shall not have any duty or responsibility to provide any Fund with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any borrower that may come into the possession of the BNY or any of its officers, directors, employees, agents, attorneys, attorneys-in-fact or affiliates.

f.

BNY shall not be obligated to accept nor be responsible for holding or safekeeping any collateral including, any securities, promissory notes, certificates of equity or debt ownership or obligations, deeds, mortgages, bonds, security agreements, any other type of negotiable instrument, or any other document related to the Loan Administration Services.

g.	With respect to any Loan, BNY will have no duties or responsibilities whatsoever with respect to any Loan except as are expressly set forth in this Addendum.

EXHIBIT A TO SCHEDULE II

Schedule of Services

1.	With respect to a Loan to be serviced hereunder, the parties agree that BNY shall perform the following services for each Fund.

(a)  Set-Up / File Maintenance.

(i)

BNY shall accept from each Fund or its designee, the relevant information pertaining to the Loans, and thereafter maintain paper or electronic copies of same in BNY’s system, including as available or appropriate, copies of all new assignment and acceptance agreements, funding memoranda, current loan or credit agreements.

(ii)	BNY shall record daily interest accruals for each Loan held in any Fund.

(iii)	BNY shall record and process validated interest, principal and fee payments to such Fund’s designated account.

(iv)	BNY shall record and process rollovers, re-pricings, conversions and margin changes for Loans held in any Fund.

(vi)	BNY shall maintain current records of account activity regarding payments remitted under the Loans to BNY for the benefit of each Fund, and shall remit such payments as instructed by such Fund.

(vii)

Notwithstanding the foregoing, BNY shall not be obligated to accept nor be responsible for holding or safekeeping originals of any securities, promissory notes, certificates of equity or debt ownership or obligations, deeds, mortgages, bonds, security agreements, any other type of negotiable instrument, or any other document related to the Loans.

(b)  Reporting / Communications.

(i)

“Reports” shall mean those reports produced by BNY and transmitted daily to the various parties as shall be designated by each Fund, containing the information indicated in and substantially in the form of the sample reports provided to the Funds before the execution of this Agreement and listed on Exhibit B hereto. The Reports may be transmitted by electronic means, including but not limited to e-mail.

(ii)

Additionally, the parties agree that, whereas it is necessary hereunder for BNY to expeditiously obtain and process information, including notices, derived from third-parties, including agents for the Loans (particularly in connection with providing any reports to the Funds), BNY shall be entitled to rely upon such third-party information and shall not be required to verify or authenticate in any manner such information. BNY will be deemed to have acted reasonably in accepting, using and transmitting such information, as contemplated herein.

(c)  Assignments / Pay-Offs / Terminations.

(i)

BNY shall further maintain records of information it receives regarding the transfer, pay-off, assignment, participation, sale, modification, termination or other changes in the Loans, and reflect such changes in its system, and in the Reports.

(ii)	As set forth in Section 3 “Loan Accounts” of this Addendum, BNY will coordinate settlement of assignments and transfer of sale proceeds with the Custodian.

(d)  Inquiries/ Record Keeping.

(i)

BNY shall maintain electronic records of material notices it receives from the administrative agents of the Loans regarding the Loans and transactions with respect to the Loans for a period of seven years from receipt.

(ii)	BNY will provide initial response to e-mail or telephone inquiries by Fund about a Loan within 2 business days;

(iii)	BNY will, to the extent requested by a Fund, liaise with the administrative agents of the Loans regarding the Loans.

EXHIBIT B TO SCHEDULE II

Reports

A.	Standard Daily Reports as produced by BNY

1.	Daily Trial Balance
2.	Daily Accrued Interest Report
3.	Daily Activity Report
4.	Daily Repricing and Past Due Report
5.	Daily Margin Change Report

B.	Custom Reports (if requested by a Fund)

C.	Customized Extracts (if requested by a Fund)

EXHIBIT C TO SCHEDULE II

List of Fund(s), Loan Accounts, and the applicable Custody Account

Fund(s)	Loan Account Number	Custodial Account Number